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                                  EXHIBIT 9.2

                     TERMINATION OF VOTING TRUST AGREEMENT
                BETWEEN THE COMPANY, JAMES SCUDDER AS TRUSTEE,
                            AND MANHATTAN WEST, INC.


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                     TERMINATION OF VOTING TRUST AGREEMENT




     This Termination of Voting Trust Agreement is made effective this 4th day of February, 1998, in connection with that certain Voting Trust Agreement dated December 20, 1996 (the "Voting Trust Agreement") by and between MANHATTAN WEST, INC. ("MWI") and JAMES A. SCUDDER ("Trustee").

     1. Pursuant to Section 7.02 of the Voting Trust Agreement, the Trustee hereby terminates the Voting Trust.


Dated:    February 4, 1998                    /s/ James A. Scudder
                                              --------------------
                                              JAMES A. SCUDDER, TRUSTEE

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                            VOTING TRUST AGREEMENT

     In consideration of their mutual promises, the parties named below enter into this Voting Trust Agreement ("Agreement") for the purpose of concentrating the vote of the shares represented under this Agreement into a clear and definite policy of management under the discretion of the Voting Trustee.


                   SECTION 1.     PARTIES AND EFFECTIVE DATE

     Section 1.01.  PARTIES.   The parties to this Agreement are:

     (a) Manhattan West, Inc., a California corporation, who shall become registered holder of Voting Trust Certificates in the form attached hereto as Exhibit A, hereafter called "Certificate Holders."

     (b) The following Voting Trustee, hereafter called "Trustee": James A. Scudder.

     (c) Self-Heating Container Corporation of California, a California corporation, hereafter called the "Company."

     Section 1.02.  EFFECTIVE DATE.    This Agreement shall become effective
upon the signing of this Agreement by the shareholders of the Company described in Section 1.01(a) herein and upon the signing of this Agreement by the other parties hereto. If this Agreement is not executed by the parties hereto or by any of them on or before December 1, 1996, this Agreement shall, for all purposes, be deemed null and void.

                         SECTION 2.    TRUSTEE AND REGISTRAR

     Section 2.01.  NUMBER AND TERM OF TRUSTEE.   There shall be one (1) Trustee
of this trust unless this Agreement is amended to provide for additional Trustees. The first Trustee shall be the person named above, and his successor shall be appointed as hereinafter provided. In the absence of his removal, resignation, or death, the Trustee shall serve for the entire term of this trust.

     Section 2.02.  DEATH OF TRUSTEE.   The rights and duties of the Trustee
shall terminate upon his death, and no interest in any of the property owned or held by the trust nor any of the rights or duties of the Trustee may be transferred by will, devise, succession, or in any manner except as provided herein. The heirs, administrators, and executors of the Trustee shall, however, have the right and duty to convey any property held by the Trustee to the successor Trustee.

     Section 2.03.  RESIGNATION.   The Trustee and any successor Trustee may
resign at any time by giving written notice of resignation to the registered Certificate Holders and to the Company.

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     Section 2.04.  SUCCESSOR TRUSTEE.    If the Trustee should resign, die, or
fail to act as Trustee, James L. Berntsen shall be the successor Trustee. If for any reason Mr. Berntsen shall not be able to act as Trustee, the Trustee shall be the Chief Executive Officer of the Company.

     Section 2.05. DUTIES AND QUALIFICATION OF TRUSTEE. The Trustee shall receive and hold certificates of shares of the Company delivered to the Trustee under this Agreement, and execute and issue Voting Trust Certificates in the name of the Trustee, and transfer such share certificates, and effect the exchange of share certificates for Voting Trust Certificates as and when herein provided, and the Trustee may perform any other functions hereunder.

                     SECTION 3.  DEPOSIT AND TRANSFER OF
                       SHARES--ISSUANCE AND TRANSFER OF
                           VOTING TRUST CERTIFICATES

     Section 3.01.  DEPOSIT OF SHARES.   Upon execution of this Agreement, the
Certificate Holders shall deposit with the Trustee certificates for all shares of the Company owned by them. All such certificates shall be endorsed in blank or to the Trustee and shall be accompanied by such instruments of transfer as to enable the Trustee to cause such certificates to be transferred to the name of the Trustee.

     Section 3.02.  TRANSFER OF SHARES TO TRUSTEE.   All certificates for shares
of the Company delivered to the Trustee shall be surrendered by the Trustee to the Company and canceled. New share certificates shall be issued in the name of the Trustee. The new share certificates shall state that they are issued pursuant to this Agreement, and in the entry of ownership of the shares by the Trustee in the stock transfer records of the Company, that fact shall also be noted.

     Section 3.03.  TRANSFER OF SHARES TO SUCCESSOR TRUSTEE.   Notwithstanding
any changes in the Trustee, the certificates for shares standing in the name of the Trustee may be endorsed and transferred by any successor Trustee or Trustees with the same effect as if endorsed and transferred by the Trustee who has ceased to act. The Trustee is authorized and empowered to cause any further transfer of said shares to be made which may be necessary through the occurrence of any change of persons holding the office of Trustee hereunder.

     Section 3.04.  NO SALE OF SHARES.   Notwithstanding the provisions of
Section 3.01, the Trustee shall have no authority to sell or otherwise dispose of or encumber any of the stock deposited pursuant to the provisions of this Agreement.

     Section 3.05.  VOTING TRUST CERTIFICATE.   On receipt by the Trustee of the
share certificates and transfer of the same into the name of the Trustee, the Trustee shall hold the certificates subject to the terms of this Agreement, and the Trustee shall thereupon issue and deliver to the surrendering Certificate Holder Voting Trust Certificates, representing the Certificate Holders' beneficial interest in the trust. The Voting Trust Certificates shall be in substantially the form of Exhibit A attached hereto.

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     Section 3.06.  TRANSFER OF VOTING TRUST CERTIFICATES.   The Voting Trust
Certificates shall be transferable only as provided in the Voting Trust Certificates and this Agreement, and upon payment of any charges in effect at the time of transfer. All transfers shall be recorded in the certificate record book as defined in Section 6.02 herein, and any transfer made of any Voting Trust Certificate shall vest in the transferee all rights of the transferor and shall subject the transferee to the same limitations as those imposed on the transferor by the terms of the Voting Trust Certificate so transferred and by this Agreement, and upon such transfer the Trustee shall deliver a Voting Trust Certificate or Certificates to the transferee for the number of shares represented by the Voting Trust Certificate so transferred.

     Section 3.07.  PROOF OF OWNERSHIP.   The Trustee shall not be required to
recognize any transfer of a Voting Trust Certificate not made in accordance with the provisions hereof unless the person or persons claiming such ownership shall have produced indicia of title satisfactory to the Trustee and shall have deposited with the Trustee indemnity satisfactory to him.

     Section 3.08.  HOLDER OF CERTIFICATE AS OWNER.   The Trustee may treat the
registered holder, for the time being, of each Voting Trust Certificate (or when presented duly endorsed in blank for transfer, the bearer thereof) as the absolute owner and holder thereof, and of all the rights and interests represented thereby for all purposes whatsoever, and the Trustee shall not be bound or affected by any notice to the contrary.

     Section 3.9. REPLACEMENT OF CERTIFICATES. If a Voting Trust Certificate shall be lost, stolen, mutilated, or destroyed, the Trustee, in his reasonable discretion, may issue a duplicate of such Certificate upon receipt of evidence of such fact satisfactory to him, indemnity satisfactory to him, and the existing Voting Trust Certificate, if mutilated.

                   SECTION 4.   VOTING AND ACTION BY TRUSTEE

     Section 4.01.  VOTING OF SHARES.   So long as the Trustee shall hold shares
deposited pursuant to the provisions of this Agreement, he shall possess and in his unrestricted discretion shall be entitled to exercise in person or by his nominees, agents, attorneys-in-fact or proxies, all rights and powers of absolute owners and holders of such shares, including the full and unqualified right to vote, assent or consent with respect thereto and to take part in and consent to any corporate or shareholders' action of any kind whatsoever, and to receive dividends and distributions on said shares. No other person shall have any voting rights in respect to said shares so long as this Agreement is in effect and such shares are registered in the names of the Trustee. The right of the Trustee to vote, assent, or consent shall include the right to vote at any election of directors and in favor of or in opposition to any resolution or proposed dissolution and liquidation, merger, or consolidation of the Company, or a sale of all or substantially all of its assets, or the issuance or creation of additional of its securities, or any action of any character whatsoever which may be presented at any meeting or require the consent of shareholders of the Company.

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     Section 4.02.  VOTING IN INTEREST OF COMPANY.   In voting shares of stock
or in doing any act regarding the control or management of the Company or its affairs, as holder of stock deposited hereunder, the Trustee shall exercise his best judgment in the interest of the Company, but the Trustee shall assume no responsibility regarding management or regarding any action taken by him or taken by the Company in pursuance of his consent thereto as such shareholders or in pursuance of his vote so cast.

     Section 4.03. TRUSTEE'S RELATIONSHIP WITH COMPANY. The Trustee, his employees or agents, and any firm or corporation of which he may be a member, agent, or employee, and any corporation, trust, or association of which he may be a trustee, stockholder, director, officer, agent, or employee may contract with or be or become pecuniarily interested, directly or indirectly, in any matter or transaction to which the Company or any subsidiary or controlled or affiliated corporation may be a party or in which it may be concerned, as fully and freely as though such Trustee were not a Trustee hereunder. The Trustee is an officer and director of the Company and may continue to act as a director and officer of the Company or of any such subsidiary or controlled or affiliated corporation.

     Section 4.04. COMPENSATION OF TRUSTEE. The Trustee shall serve without compensation. However, nothing shall disqualify the Trustee from receiving compensation for services rendered to the Company.

     Section 4.05. EXPENSES. The Trustee is expressly authorized to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys, and counsel, and to incur and pay such other charges and expenses as he may reasonably deem necessary and proper for administering this Agreement. Each Certificate Holder severally agrees to reimburse and indemnify the Trustee in proportion to such Certificate Holder's beneficial interest in the trust, for and against any and all such claims, expenses, and liabilities incurred by him, or asserted against him, in connection with or growing out of this Agreement or the discharge of his duties hereunder. Any such claims, expenses, or liabilities not so paid by the Certificate Holders may be deducted from dividends or other distributions to them, or may be made a charge payable as a condition to the delivery of shares in exchange for Voting Trust Certificates as provided herein, and the Trustee shall be entitled to a lien therefor upon the shares, funds, or other property in his possession.

     Section 4.06.  TRUSTEE'S LIABILITY.   The Trustee shall not be liable in
any event for the acts or defaults of any successor Trustee or for acts or defaults of any employee, agent, proxy, or attorney-in-fact of any Trustee. The Trustee shall always be protected and free from liability in acting upon any notice, request, consent, certificate, declaration, telegram, radiogram, guaranty, affidavit, or other paper or document, or signature believed by him to be genuine and to have been signed by the proper party or parties, or by the party or parties purporting to have signed the same. The Trustee shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law, nor for anything which he may do or refrain from doing in good faith, nor shall the Trustee have any accountability hereunder, except for his own gross negligence. The Trustee may seek the advice of legal counsel, and any action under this Agreement taken or suffered

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in good faith by him in accordance with the opinion of such counsel shall be conclusive upon the parties hereto, and the Trustee shall be fully protected and be subject to no liability in respect thereof. No Trustee shall be required to provide a bond or other security for the performance of the duties of Trustee under this Agreement.

                   SECTION 5.  DIVIDEND, DISTRIBUTION, AND
                      SUBSCRIPTION RIGHTS OF CERTIFICATE
                                   HOLDERS

     Section 5.01.  CASH DIVIDENDS.   The registered Certificate Holders shall
be entitled, until the termination of this Agreement as hereinafter provided, to receive from time to time payments equal to the amount of cash dividends, if any, collected or received by the Trustee or his successor upon the number of shares in respect of which such Voting Trust Certificates were issued, less the deductions provided for in Section 5.05. Such payments shall be made as soon as practicable after the receipt of such dividends, to the Certificate Holders registered as such at the close of business on the record date determined pursuant to the provisions of Section 5.06. In lieu of receiving cash dividends and paying such dividends to the Certificate Holders, the Trustee may instruct the Company in writing to pay such dividends directly to the Certificate Holders. Upon giving such instructions to the Company, all liability of the Trustee with respect to such dividends shall cease until the instructions are revoked. The Trustee may at any time revoke such instructions, and by written notice to the Company, direct it to make dividend payments to the Trustee.

     Section 5.02.  SHARE DIVIDENDS.   In case the Trustee shall receive, as a
dividend or other distribution upon any shares of stock held by him under this Agreement, any additional shares of the Company, the Trustee shall hold the same subject to this Agreement for the benefit of the Certificate Holder, and said shares shall be and become subject to all of the terms and conditions hereof to the same extent as if originally deposited hereunder. The Trustee may, in his discretion, issue Voting Trust Certificates in respect of such shares to the Certificate Holders of record at the close of business on the record date determined pursuant to the provisions of Section 5.06.

     Section 5.03. DISTRIBUTIONS ON LIQUIDATION. In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Trustee shall receive the moneys, securities, rights, or property to which the Certificate Holders as shareholders of the Company are entitled, and shall distribute the same among the Certificate Holders in proportion to their interests, as shown by the books of the Trustee.

     Section 5.04.  OTHER DISTRIBUTIONS TO SHAREHOLDERS.   If at any time during
the continuation of this Agreement the Trustee shall receive or collect any moneys through a distribution by the Company to its shareholders, other than in payment of cash dividends, or shall receive any property (other than shares of stock of the Company) through a distribution by the Company to its shareholders, the Trustee shall distribute the same to the Certificate Holders registered as such at the close of business on the record date determined pursuant to the provisions of Section 5.06; provided that the Trustee may withhold therefrom the deductions provided for in Section 5.05.

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     Section 5.05.  DEDUCTIONS FOR DISTRIBUTIONS.  There shall be deducted and withheld from every distribution of every kind under this Agreement any taxes, assessments, or other charges that may be required by any present or future law to be deducted or withheld, and expense and charges incurred pursuant to Section
4.05 hereof, to the extent that such compensation, expense, and charges incurred pursuant to Section 4.05 hereof remain unpaid or unreimbursed.

     Section 5.06.  RECORD DATE FOR DISTRIBUTIONS.   The Trustee may, if he
deems it advisable, fix a date not exceeding twenty (20) days preceding any date for the payment or distribution of dividends or for the distribution of assets or rights as a record date for the determination of the Certificate Holders entitled to receive such payment or distribution, and the Certificate Holders of record on such date shall be exclusively entitled to participate in such payments or distributions. In any case in which the Trustee shall fail to fix such a record date, the date three (3) days prior to the date of payment of distribution of dividends or the distribution of assets or rights shall constitute the record date for the determination of the Certificate Holders entitled to receive such payment or distribution.

     Section 5.07.  SUBSCRIPTION RIGHTS.   In case any securities of the Company
shall be offered for subscription to the holders of stock held by the Trustee under this Agreement, the Trustee, promptly upon receipt of notice of such offer, shall mail a copy thereof to the Certificate Holders of record. Upon receipt by the Trustee at least ten (10) days prior to the last date fixed by the Company for subscription, of a request from the registered Certificate Holders to subscribe in their behalf, accompanied by the sum of money required to be paid for such securities, the Trustee shall make such subscription and payment on behalf of the Certificate Holders, and upon receiving from the Company the certificates for the securities so subscribed for, shall issue to such Certificate Holders a Voting Trust Certificate in respect thereof if the same be shares, or if the same be securities other than voting stock, then the Trustee shall deliver the same to the Certificate Holders.

                           SECTION 6.  BOOKS AND RECORDS

     Section 6.01.  RECORD OF SHARES.   It shall be the duty of the Trustee to
maintain a record of all share certificates of the Company which are transferred to the Trustee, indicating the name in which the stock was held, the date of issuance of the stock, the class and series of the stock, the number of shares, and the number of the certificate or certificates representing those shares.
The Trustee shall also maintain a record of the date on which any such share certificates were received by him, and the date on which the same were delivered to the Company for transfer to the Trustee, and shall obtain a receipt for any such certificates so delivered. The Trustee shall receive and hold the new share certificates issued by the Company in the name of the Trustee and shall maintain a record indicating the date of issuance of such certificates, the date of receipt of such certificates, and the place in which such certificates are held by him.

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     Section 6.02.  RECORD OF TRUST CERTIFICATES.  The Trustee shall maintain a record showing the names and addresses of the Certificate Holders. The record shall show the number of Voting Trust Certificates held by each person and the total number of Voting Trust Certificates so held. The record shall show the dates on which the Voting Trust Certificates were issued, canceled, transferred, or replaced. The record shall be known as the certificate record book and shall be open to inspection by any of the parties to this Agreement or their successors at any reasonable time. The first Certificate Holders to appear in the certificate record book shall be the parties to this Agreement to whom Voting Trust Certificates are to be issued. The record shall show any subsequent transfer, assignment, pledge, attachment, execution, and any other matter affecting the title to such certificates which come to the attention of the Trustee. Any documents, including Voting Trust Certificates, which are canceled, purporting to affect the title of the Voting Trust Certificates, shall also be kept in the certificate record book, together with a sample copy of the Voting Trust Certificate. The certificate record book may be closed from time to time by the Trustee for a period not to exceed five (5) days. Notice of such closing shall be given to all parties to this Agreement at least ten (10) days prior to such closing. The closing of the book shall not affect the right to inspection. Upon the closing of the book, the Certificate Holders shown therein at the close of business on the last day the book was open shall, for all purposes, be the Certificate Holders during the entire period during which the book is closed.

     Section 6.03. BOOK OF ACCOUNTS. The Trustee or his agent shall maintain a book of accounts. In addition to such other matters as the Trustee may insert in such record, the record shall show all sums of money received by the Trustee, all disbursements made by the Trustee, and all obligations incurred by the Trustee which are unpaid. Information concerning the above accounts shall be posted at least monthly.

     Section 6.04.  OTHER RECORDS.   The Trustee shall maintain such other books
and records and shall perform the duties required of him to be performed elsewhere in this Agreement and as are reasonably necessary to accomplish the purposes of this Agreement.

     Section 6.05. INSPECTION OF RECORDS. The books and records of this Trust shall be open to inspection by any of the parties to this Agreement or their successors at any reasonable time. The inspection shall be made at the office of the Trustee and shall include the right to make copies of the books and records; provided, however, that any such activity must be conducted with reasonable notice first given to the Trustee. In the event of a dispute, the matter shall be referred to the Trustee for his decision as to the reasonableness of the request for inspection and copying.

                          SECTION 7.  TERM OF TRUST

     Section 7.01.  IRREVOCABILITY OF TRUST.   Except as otherwise provided in
this Agreement, the Trust created by this Agreement is hereby expressly declared to be irrevocable.

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     Section 7.02.  TERMINATION.  This Agreement shall terminate five (5) years after the date hereof or upon any later date to which its term is extended, without notice by or to, or action on the part of, the Trustee or any other parties hereto unless such term is extended as provided in Section 7.03. This Agreement may be terminated at an earlier date by an instrument or instruments in writing executed by the Trustee.

     Section 7.03.  EXTENSION OF TERM.   The prescribed term of this Agreement
may be extended, provided within the two (2) year period prior to the expiration date hereof, one or more Certificate Holders, by written agreement, with the written consent of the Trustee, may extend the duration hereof as to such Certificate Holders' shares only, for an additional period not exceeding ten
(10) years from the expiration date then in effect. In the event of such extension, the Trustee, prior to the expiration as hereinabove provided, as originally fixed or as theretofore extended, as the case may be, shall file in the principal executive office of the Company a copy of an agreement extending the expiration date of this Agreement, and thereupon the duration of this agreement shall be extended for the period fixed by such extension agreement; provided, however, that no such extension agreement shall affect the rights or obligations of persons not parties thereto.

     Section 7.04.  RETURN OF SHARE CERTIFICATES AFTER TERMINATION.   Within
thirty (30) days after the termination of this Agreement, the Trustee shall deliver to the Certificate Holders of record Voting Trust Certificates, representing the number of shares in respect of which such Voting Trust Certificates were issued, upon the surrender of such Voting Trust Certificates properly endorsed and upon payment by the persons entitled to receive such share certificates of a sum sufficient to cover any governmental charge on the transfer or delivery of such certificates.

     Section 7.05.  FINAL ACCOUNTING.   Within thirty (30) days after
termination of this Agreement, the Trustees shall render a final accounting to the Certificate Holders and to the Company and shall distribute any funds or other assets held by them to the parties entitled thereto.

                          SECTION 8.  MISCELLANEOUS

     Section 8.01.   PLACE OF PERFORMANCE.   This Agreement is made, executed,
and entered into at San Diego, California, and it is mutually agreed that the performance of all parts of this contract shall be made at San Diego, California.

     Section 8.02.  GOVERNING LAW AND VENUE.   This Agreement is intended by the
parties to be governed and construed in accordance with the laws of the State of California. Venue for any action brought regarding the provision of this Agreement shall be brought in the County of San Diego.

     Section 8.03.   SEVERABILITY OF PROVISIONS.   This Agreement shall not be
severable or divisible in any way, but it is specifically agreed that should any provision herein be or become invalid, that such invalidity shall not affect the validity of the remainder of the Agreement.

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     Section 8.04.  CONSTRUCTION BY TRUSTEE.  The Trustee is authorized and empowered to construe this Agreement, and his reasonable construction made in good faith shall be conclusive and binding upon the Certificate Holder and upon all parties hereto.

     Section 8.05. DEFINITIONS. Except as specifically provided herein, the use of the words "Trustee," "Certificate Holder, " "shareholder," and other similar words, for the purpose of this Agreement shall be deemed to mean their successors, heirs, administrators, executors, assigns, and other persons standing in the place of the party referred to whenever appropriate. The term "Trustee" as used in this Agreement and in the Voting Trust Certificates shall apply to the Trustee named in this Agreement and to any additional Trustees appointed, and to their successors. Pronouns of one gender shall be deemed to refer to other genders, and the singular shall refer to the plural, and the plural shall refer to the singular when appropriate. No inference shall be drawn from the use of one gender or the singular or plural other than as indicated above.

     Section 8.06.  MERGER OR CONSOLIDATION.   In the event that the Company
shall merge into or consolidate with another corporation or corporations, or in the event that all or substantially all of the assets of the Company are transferred to another corporation, the shares of which are issued to shareholders of the Company in connection with such transfer, then the term "Company" shall be construed to include such successor corporation, and the Trustee shall receive and hold under this Agreement any shares of such successor corporation received by him on account of their ownership, as Trustee of shares held by them hereunder prior to such merger, consolidation, or transfer. Voting Trust Certificates issued and outstanding under this Agreement at the time of such merger, consolidation, or transfer may remain outstanding, but the Trustees may, in their discretion, substitute therefor new Voting Trust Certificates in appropriate form.

     Section 8.07.  NOTICE TO TRUSTEE.   Any notice to be given to the Trustee
hereunder shall be sufficiently given if mailed to the Trustee at Self-Heating Container Corporation of California, 12675 Danielson Court, Suite 401, Poway, California 92064, or at such other address as the Trustee may from time to time designate by written notice given to the Certificate Holders.

     Section 8.08. NOTICE TO CERTIFICATE HOLDERS. Any notice to be given to the Certificate Holders shall be sufficiently given if mailed, postage prepaid, to the registered Certificate Holder of such Voting Trust Certificate at the address of such registered Certificate Holder appearing on the certificate book to be maintained by the Trustee. Every notice so given shall be effective whether or not received, and such notice shall for all purposes be deemed to have been given on the date of mailing thereof.

     Section 8.09.  NOTICE AND REPORTS FROM COMPANY TO CERTIFICATE HOLDERS.
The Company agrees (i) to mail to each Certificate Holder, not less than thirty
(30) days before each annual meeting of shareholders, the annual report of the Company, if required to be provided; and (ii) to mail to each Certificate Holder notice of each annual and special meeting of shareholders in the same manner and

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same time as if the Certificate Holder were a shareholder; and (iii) to keep the books and records of the Company open at all reasonable times to the inspection of all Certificate Holders.

     Section 8.10. EXECUTION OF COUNTERPARTS. This Agreement shall be prepared in multiple copies and forwarded to each of the parties hereto for execution. The Agreement will become effective when the Trustee receives a copy or copies of the Agreement executed by the parties hereto in the names as they appear at the end of this Agreement. All of the signatures may be affixed to one copy or to separate copies, and when all such copies are received and signed by all the parties hereto, they shall constitute one Agreement which is not otherwise separable or divisible. The Trustee shall keep all of such signed copies and shall conform one copy to show all of the signatures and the dates thereof and shall mail a copy of such conformed copy to each of the parties hereto within thirty (30) days after the receipt by him of the last signed copy, and shall cause one such conformed copy to be filed in the office of the secretary of the Company.

     Section 8.11.  AMENDMENT OF AGREEMENT.   If at any time the Trustee deems
it advisable to amend this Agreement, he shall submit such amendment to the Certificate Holders of the then outstanding Voting Trust Certificates for their approval at a special meeting of such Certificate Holders which shall be called for that purpose. Notice of the time and place of such meeting shall be given in the manner provided in Section 8.07 and shall contain a copy of the proposed amendment. If, at such meeting or any adjournment thereof, the proposed amendment shall be approved by the affirmative vote of a majority of the Certificate Holders, the proposed amendment so approved shall become a part of this Agreement as if originally incorporated herein.

     Section 8.12.  ADVICE OF COUNSEL.   Each of the parties agrees and
represents that he has been represented by his own counsel with regard to the execution of this Agreement or that, if acting without counsel, he has had adequate opportunity and has been encouraged to take the advice of his own counsel prior to the execution of this Agreement.

     In Witness Hereof, the parties have duly executed this Agreement on the first date set forth below.

CERTIFICATE HOLDERS
                              Number of           Date of
                               Shares             Signing
Manhattan West, Inc.

By:   /s/ DAVID BAHR          ---------           December 18, 1996
      ---------------------
      David Bahr, President

TRUSTEE:

      /s/ JAMES A. SCUDDER                        December 20, 1996
      --------------------
      James A. Scudder

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COMPANY:

Self-Heating Container Corporation of California

By:   /s/ JAMES L. BERNTSEN             December 18, 1996
      ---------------------
      James L.  Berntsen
      Executive Vice President

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